UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2014

Nine West Holdings, Inc.

(f/k/a The Jones Group Inc.)

(Exact name of registrant as specified in its charter)

Pennsylvania	1-10746	06-0935166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1411 Broadway New York, New York	10018
(Address of principal executive offices)	(Zip Code)

(212) 642-3860

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction.

On April 8, 2014, Jasper Parent LLC (“Parent”) completed its previously-announced acquisition of The Jones Group Inc. (the “Company”). Pursuant to the Agreement and Plan of Merger, dated as of December 19, 2013 (the “Merger Agreement”), by and among the Company, Parent and Jasper Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Parent, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by affiliates of Sycamore Partners, L.P. and Sycamore Partners A, L.P. (collectively, the “Sponsor”).

At the closing of the Merger, each share of Company common stock issued and outstanding immediately prior to the closing of the Merger (other than shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, in each case not held on behalf of third parties) was converted into the right to receive $15.00 per share in cash (the “Per Share Merger Consideration”), without interest.

Company restricted shares generally became vested and nonforfeitable at the closing of the Merger (assuming maximum achievement of all applicable performance goals) and each such share was canceled in exchange for the right to receive the Per Share Merger Consideration, plus any accumulated but unpaid dividends with respect to such share and less any applicable withholding taxes. In addition, certain restricted stock units were converted into the right to receive the Per Share Merger Consideration, less any applicable withholding taxes, on the original vesting schedules. Finally, share equivalent units held by the Company’s directors under the Company’s Deferred Compensation Plan for Outside Directors became vested and nonforfeitable at the closing of the Merger and each such unit was canceled and converted into the right to receive the Per Share Merger Consideration in accordance with the terms of the plan and all applicable elections thereunder, less any applicable withholding taxes.

As a result of the Merger, Parent delivered approximately $1,182.9 million in cash in the aggregate to the Company’s shareholders. On April 8, 2014, the Company and Sycamore Partners issued a joint press release announcing the consummation of the Merger, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Prior to the opening of trading on April 9, 2014, the Company’s common stock, which previously traded under the symbol “JNY”, ceased to be traded on The New York Stock Exchange (“NYSE”).

Immediately after the Merger, the Company merged with Jones Apparel Group USA, Inc. (“Jones USA”), Jones Apparel Group Holdings, Inc. and JAG Footwear, Accessories and Retail Corporation, each a wholly owned subsidiary of the Company, with Jones USA continuing as a direct, wholly owned subsidiary of Parent and assuming all of the Company’s obligations by operation of law. Jones USA was renamed “Nine West Holdings, Inc.” (“Nine West Holdings”).

Substantially concurrently with the closing of the Merger, Parent completed certain carveout transactions pursuant to which it transferred ownership of (1) the business, as conducted by the Company and its subsidiaries, relating to career and casual sportswear (but excluding such business as it relates to jeanswear) and licensing trademarks related to such business to third parties (excluding the licensing of Anne Klein products), (2) the business conducted by KG Group Holdings Limited and its subsidiaries and (3) the business conducted by Stuart Weitzman Holdings, LLC and its subsidiaries, in each case, to separate controlled affiliates of the Sponsor. As a result of the carveout transactions and the reorganization transactions described above, Nine West Holdings’ business is comprised of the Nine West footwear business and the Company’s jeanswear business, together with certain corporate level assets and obligations retained by Nine West Holdings.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference as Exhibit 2.1.

The Company and Nine West Holdings also completed the previously announced change of control offer to purchase any and all of the Company’s outstanding 6.875% senior notes due 2019 (the “2019 Notes”), in connection with the consummation of the previously announced acquisition of the Company by Parent. As of the expiration date for the change of control offer, $4,737,000 in aggregate principal amount of the 2019 Notes representing 1.18% outstanding principal amount of the 2019 Notes had been delivered for repurchase. Nine West Holdings paid for all 2019 Notes that were delivered and not validly withdrawn pursuant to the change of control offer on April 8, 2014, such date being the change of control payment date.

Item 1.01. Entry into a Material Definitive Agreement.

On April 8, 2014, in connection with the Merger, Parent, Nine West Holdings and various of its subsidiaries (together, the “Borrowers”) entered into (i) a $225.0 million senior secured asset-based revolving credit facility (the “revolving credit facility”), (ii) a $455.0 million senior secured term loan facility (the “senior secured term loan facility”) and (iii) a $300.0 million uncommitted unsecured term loan facility (the “unsecured term loan facility”), each of which is described below.

Revolving Credit Facility.

Overview. In connection with the Merger, the Borrowers entered into the revolving credit facility with certain lenders, Wells Fargo Bank, National Association and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunning managers, and Wells Fargo Bank, National Association, as administrative agent and collateral agent. The revolving credit facility provides senior secured financing of up to $225.0 million, subject to a borrowing base limitation. Drawing on the revolving credit facility on the closing date of the Merger was limited to $175.0 million. Availability under the revolving credit facility is subject to the assets of the Borrowers and any subsidiary guarantors (as described below) that are available to collateralize the borrowing and is reduced by the level of letters of credit outstanding under the revolving credit facility. The borrowing base for the revolving credit facility at any time equals the sum of: 90% of the eligible credit card receivables, plus 85% of the eligible wholesale accounts receivables, plus 90% of the appraised net orderly liquidation value of eligible inventory (excluding eligible in-transit inventory), plus 90% of the appraised net orderly liquidation value of eligible in-transit inventory (not to exceed 25% of the amount of the eligible inventory calculated above); minus customary availability reserves. The revolving credit facility includes borrowing capacity in the form of letters of credit up to $50.0 million, and up to $25.0 million for borrowings on same-day notice, referred to as swingline loans, and is available in U.S. dollars. The revolving credit facility provides the Borrowers with the right at any time to request up to $50.0 million of additional commitments under this facility. The existing lenders under this facility are not under any obligation to provide any such additional commitments, and any increase in commitments is subject to customary conditions precedent. If the Borrowers were to request any such additional commitments and the existing lenders or new lenders were to agree to provide such commitments, the Borrowers would expect that the facility size could be increased to up to $275 million, but the ability to borrow under this facility would still be limited by the amount of the borrowing base.

Interest Rate and Fees. Borrowings under the revolving credit facility bear interest at a rate per annum equal to, at the option of the Borrowers, either of the following, plus, in each case, an applicable margin: (a) a base rate determined by reference to the highest of (1) the federal funds effective rate plus 0.50%, (2) the prime rate of Wells Fargo, National Association and (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%; or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the relevant currency for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for borrowing under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings. Commencing with the completion of the first fiscal quarter ending at least three months after the closing of the revolving credit facility, the applicable margin for borrowings thereunder will be subject to adjustment each fiscal quarter, based on the average historical excess availability during the preceding quarter. Swingline loans shall bear interest at a rate per annum equal to the base rate plus the applicable margin.

In addition to paying interest on outstanding principal under the revolving credit facility, the Borrowers will be required to pay a commitment fee in respect of the unutilized commitments thereunder, which the Borrowers initially expect to be 0.375% per annum. Commencing with the completion of the first fiscal quarter ending at least three months after the closing of the revolving credit facility, the commitment fee will be subject to adjustment based on the amount of unutilized commitments. The Borrowers must also pay customary letter of credit fees and agency fees.

Mandatory Prepayments. If at any time the aggregate amount of outstanding loans, unreimbursed letters of credit drawings and undrawn letters of credit exceeds the lesser of (a) the commitment amount and (b) the borrowing base, the Borrowers will be required to repay outstanding loans and/or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. It is expected that, from the time that the amount available under the revolving credit facility is less than 12.5% of the lesser of (1) the commitment amount and (2) the borrowing base, until the time when the Borrowers have excess availability equal to or greater than 12.5% of the lesser of (1) the commitment amount and (2) the borrowing base for 45 consecutive calendar days or during the continuance of an event of default, the Borrowers will be required to repay outstanding loans and/or cash collateralize letters of credit with the cash that the Borrowers are required to deposit daily in a collection account maintained with the administrative agent under the revolving credit facility. If the Borrowers sell any priority collateral securing the revolving credit facility outside of the ordinary course of business or receive any proceeds for casualty insurance or condemnation with respect to such collateral, the Borrowers will be required to repay outstanding loans and/or cash collateralize letters of credit with such proceeds.

Voluntary Prepayments. The Borrowers may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time. Prepayments of the loans may be made without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.

Amortization and Final Maturity. There is no scheduled amortization under the revolving credit facility. The principal amount outstanding of the loans under the revolving credit facility are due and payable in full on April 8, 2019; provided that (x) if $80 million or more in principal amount of the 2019 Notes shall be outstanding on the ninetieth day prior to their maturity, maturity date of the revolving credit facility shall be such ninetieth day prior to the scheduled maturity date of the 2019 Notes and (y) the revolving credit facility provides the right of individual lenders under the revolving credit facility to agree to extend the maturity of their commitments upon the request of Nine West Holdings and without the consent of any other lender thereunder on certain terms.

Guarantees and Security. All obligations under the revolving credit facility are unconditionally guaranteed by Parent and certain of Nine West Holdings’ existing wholly-owned domestic subsidiaries and will be required to be guaranteed by certain of Nine West Holdings’ future wholly-owned domestic subsidiaries. All obligations under the revolving credit facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of Nine West Holdings’ assets and the assets of Parent and Nine West Holdings’ subsidiaries that guarantee the revolving credit facility (or subsidiary guarantors), including a first-priority security interest in substantially all inventory, accounts receivable, credit card receivables, deposit accounts, securities accounts, and any cash or other assets in such accounts and a second-priority security interest in substantially all the collateral pledged on a first-priority security interest basis under the secured term loan facility, subject, in each case, to certain exceptions.

Certain Covenants and Events of Default. The revolving credit facility contains negative covenants that, among other things and subject to certain exceptions, restricts Nine West Holdings’ ability and the ability of its subsidiaries to incur additional indebtedness; pay dividends on capital stock or redeem, repurchase or retire capital stock or other indebtedness; make investments, loans and acquisitions; engage in transactions with affiliates; sell assets, including capital stock of subsidiaries; alter the business conduct by Nine West Holdings; consolidate or merge; enter into burdensome agreements; amend organizational documents or accounting policies or reporting practices; and incur liens.

The credit agreement governing the revolving credit facility also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default.

Secured Term Loan Facility

Overview. In connection with the Merger, the Borrowers entered into a credit agreement and related security and other agreements for a $445.0 million senior secured term loan facility (the “secured term loan facility”) with certain lenders, Morgan Stanley Senior Funding, Inc., Jefferies Finance LLC and MCS Capital Markets LLC, as joint lead arrangers and joint bookrunners, and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent. Proceeds of the term loans were, together with other sources of funds used to finance the Merger, related transactions and related fees and expenses. The secured term loan facility provides that, after the closing date of the secured term loan facility, the Borrowers may request additional tranches of term loans in an aggregate amount not to exceed $125 million, plus an additional amount, subject to certain conditions, the absence of any default and, among other things, the receipt of commitments by existing or additional financial institutions.

Interest Rate and Fees. Borrowings under the secured term loan facility bear interest at a rate per annum equal to an applicable margin plus, at Nine West Holdings’ option, either (a) the higher of (i) 2.00% per annum and (ii) a base rate determined by reference to the highest of (1) the federal funds effective rate plus 0.50%, (2) the prime rate published by the Wall Street Journal and (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00% or (b) the higher of (i) 1.00% per annum and (ii) a LIBOR rate determined by reference to the costs of funds for deposits in the relevant currency for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for borrowings under the secured term loan facility is 2.75% with respect to base rate borrowings and 3.75% with respect to LIBOR borrowings. In addition to paying interest on outstanding principal under the secured term loan facility, the Borrowers will pay customary agency fees.

Mandatory Prepayments. The credit agreement governing the secured term loan facility requires the Borrowers to prepay outstanding term loans, subject to certain exceptions, with: 50% (subject to reductions to 25% and 0% based upon the senior secured net leverage ratio) of Nine West Holdings’ annual excess cash flow; 100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions; and 100% of the net cash proceeds of any incurrence of issuance of certain debt, other than debt permitted under the secured term loan facility.

Voluntary Prepayments. The Borrowers will be able to voluntarily prepay outstanding loans under the secured term loan facility at any time without premium or penalty other than customary “breakage costs” with respect to LIBOR loans.

Amortization and Final Maturity. The Borrowers will be required to make scheduled quarterly payments each equal to 0.25% of the original principal amount of the term loans made on the closing date of the secured term loan facility with the balance expected to be due on October 8, 2019; provided that (i) if $80.0 million or more in aggregate principal amount of the 2019 Notes remain outstanding on the ninetieth day prior to the scheduled maturity date of the 2019 Notes, the maturity date of the secured term loan facility shall be such ninetieth day prior to the scheduled maturity date the 2019 Notes and (ii) the secured term loan facility provides the right of individual lenders under the secured term loan facility to agree to extend the maturity of their commitments upon the request of Nine West Holdings and without the consent of any other lender under the secured term loan facility on certain terms.

Guarantees and Security. All obligations under the secured term loan facility are unconditionally guaranteed by Parent and certain of Nine West Holdings’ existing wholly-owned domestic subsidiaries and will be required to be guaranteed by certain of Nine West Holdings’ future wholly-owned domestic subsidiaries. All obligations under the secured term loan facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of Nine West Holdings’ assets and the assets of Parent and the subsidiary guarantors, including a first-priority pledge of certain of Nine West Holdings’ assets and a second-priority security interest in substantially all the collateral pledged on a first-priority security interest basis under the revolving credit facility, subject, in each case, to certain exceptions.

Certain Covenants and Events of Default. The secured term loan facility contains a number of covenants that, among other things and subject to certain exceptions, restricts Nine West Holdings’ ability and the ability of its subsidiaries to: incur additional indebtedness; pay dividends on capital stock or redeem, repurchase or retire capital stock or other indebtedness; make investments, loans and acquisitions; engage in transactions with affiliates; sell assets, including capital stock of Nine West Holdings’ subsidiaries; alter the business conducted by Nine West Holdings; consolidate or merge; enter into burdensome agreements; amend organizational documents or accounting policies or reporting practices; and incur liens. The credit agreement governing the secured term loan facility does not require compliance with any financial maintenance covenants but contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default.

Unsecured Term Loan Facility

Overview. In connection with the Merger, the Borrowers entered into a credit agreement and other agreements for a $300.0 million senior unsecured term loan facility with certain lenders, Morgan Stanley Senior Funding, Inc., Jefferies Finance LLC and MCS Capital Markets LLC, as joint lead arrangers and joint bookrunners, and Morgan Stanley Senior Funding, Inc., as administrative agent.

Interest Rate and Fees. Borrowings under the unsecured term loan facility bear interest at a rate per annum equal to an applicable margin plus, at Nine West Holdings’ option, either (a) the higher of (i) 2.00% per annum and (ii) a base rate determined by reference to the highest of (1) the federal funds effective rate plus 0.50%, (2) the prime rate published by the Wall Street Journal and (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00% or (b) the higher of (i) 1.00% per annum and (ii) a LIBOR rate determined by reference to the costs of funds for deposits in the relevant currency for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for borrowing under the unsecured term loan facility is 4.25% with respect to base rate borrowings and 5.25% with respect to LIBOR borrowings. In addition to paying interest on outstanding principal under the unsecured term loan facility, the Borrowers will pay customary agency fees.

Mandatory Prepayments. The credit agreement governing the unsecured term loan facility requires the Borrowers to prepay outstanding term loans after the repayment in full of the secured term facility on substantially the same terms as the secured term facility described above.

Voluntary Prepayments. The Borrowers will be able to voluntarily prepay outstanding loans under the unsecured term loan facility at any time without premium or penalty other than customary “breakage costs” with respect to LIBOR loans; provided that (i) if any such prepayment occurs prior to October 8, 2015, Nine West Holdings shall pay a make-whole premium on the principal amount of the loans so prepaid, (ii) if any such prepayment occurs on or after October 8, 2015 but prior to October 8, 2016, Nine West Holdings shall pay 2.00% on the principal amount of the loans so prepaid and (iii) if any such prepayment occurs on or after October 8, 2016 but prior to October 8, 2017, Nine West Holdings shall pay 1.00% on the principal amount of the loans so prepaid.

Amortization and Final Maturity. There is no scheduled amortization under the unsecured term loan facility. The principal amount outstanding of the loans under the unsecured term loan facility are due and payable in full on January 8, 2020; provided that (i) if $80.0 million or more in aggregate principal amount of the 2019 Notes remain outstanding on the thirtieth day prior to the scheduled maturity date of the 2019 Notes, the maturity date of the unsecured term loan facility shall be such thirtieth day prior to the scheduled maturity date of the 2109 Notes and (ii) the unsecured term loan facility provides the right of individual lenders under the unsecured term loan facility to agree to extend the maturity of their commitments upon the request of the Borrower and without the consent of any other lender under the unsecured term loan facility on certain terms.

Guarantees. All obligations under the unsecured term loan facility are unconditionally guaranteed by Parent and certain of Nine West Holdings’ existing wholly-owned domestic subsidiaries and will be required to be guaranteed by certain of Nine West Holdings’ future wholly-owned domestic subsidiaries.

Certain Covenants and Events of Default. The unsecured term loan facility contains a number of covenants that, among other things and subject to certain exceptions, restricts Nine West Holdings’ ability and the ability of its subsidiaries to: incur additional indebtedness; pay dividends on capital stock or redeem, repurchase or retire capital stock or other indebtedness; make investments, loans and acquisitions; engage in transactions with affiliates; sell assets, including capital stock of subsidiaries; alter the business conducted by Nine West Holdings; consolidate or merge; enter into burdensome agreements; amend organizational documents or accounting policies or reporting practices; and incur liens. The unsecured term loan facility does not require compliance with any financial maintenance covenants but contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the consummation of the Merger, on April 8, 2014, the Company and certain affiliates of the Company that are borrowers under the Amended and Restated Credit Agreement, dated as of April 28, 2011, among the Company, Jones Apparel Group Holdings, Inc., Jones USA, JAG Footwear, Accessories and Retail Corporation, Jones Jewelry Group, Inc., Jones Investment Co. Inc., Jones Jeanswear Group, Inc., Nine West Development Corporation, Jones Apparel Group Canada, LP, the other loan parties party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other lender parties party thereto (as amended and restated from time to time, the “2011 Credit Agreement”), repaid all of the outstanding obligations in respect of principal, interest and fees under the 2011 Credit Agreement, and terminated all applicable commitments under the 2011 Credit Agreement.

Additionally, on April 8, 2014, Nine West Holdings, as successor obligor to the Company, redeemed in full the $250 million aggregate principal amount outstanding of the Company’s 5.125% Senior Notes due 2014.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the section above titled “Introduction” is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 7, 2014, in connection with the consummation of the Merger, the Company notified NYSE that trading in the Company’s common stock should be suspended and the listing of the Company’s common stock on NYSE should be removed, in each case prior to market open on April 9, 2014. In addition, the Company requested that NYSE file with the U.S. Securities and Exchange Commission (the “SEC”) an application on Form 25 to delist and deregister the Company’s common stock under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company intends to file with the SEC a Form 15 with respect to the Company’s common stock and its 2019 Notes and 6.125% Senior Notes due 2034 (the “2034 Notes”), requesting the deregistration of the Company’s common stock, 2019 Notes and 2034 Notes under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Item 3.03. Material Modification to Rights of Security Holders.

The disclosure set forth in the section above titled “Introduction” and in Item 3.01 is incorporated herein by reference.

Item 5.01. Changes in Control of Registrant.

Pursuant to the Merger Agreement, at the effective time of the closing of the Merger, the Company became a wholly owned subsidiary of Parent. The disclosure set forth in the section above titled “Introduction” is incorporated herein by reference.

The Merger Consideration was funded from a combination of proceeds received in connection with debt financing provided by third party lenders as described in Item 1.01 above and equity contributions by affiliates of the Sponsor and certain funds and accounts managed by KKR Asset Management LLC and its affiliates.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with, and at the effective time of, the Merger, each of the eleven directors of the Company immediately prior to the effective time (Wesley R. Card, Sidney Kimmel, Matthew H. Kamens, Gerald C. Crotty, Lowell W. Robinson, Robert L. Mettler, Margaret H. Georgiadis, John D. Demsey, Jeffrey D. Nuechterlein, Ann Marie C. Wilkins and James A. Mitarotonda) ceased to be directors of the Company, and Stefan Kaluzny and Peter Morrow became the directors of the Company.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 19, 2013, among The Jones Group Inc., Parent and Merger Sub (attached as Exhibit 2.1 to The Jones Group Inc.’s Current Report on Form 8-K filed on December 23, 2013 and incorporated herein by reference).

99.1	Joint Press Release, dated April 8, 2014, of The Jones Group Inc. and Sycamore Partners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NINE WEST HOLDINGS, INC. (f/k/a THE JONES GROUP INC.)

Date: April 9, 2014	By:	/s/ Ira M. Dansky
Name: Ira M. Dansky
Title: Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 19, 2013, among The Jones Group Inc., Parent and Merger Sub (attached as Exhibit 2.1 to The Jones Group Inc.’s Current Report on Form 8-K filed on December 23, 2013 and incorporated herein by reference).

99.1	Joint Press Release, dated April 8, 2014, of The Jones Group Inc. and Sycamore Partners.